Exhibit 99.1

800 Nicollet Mall Minneapolis, MN 55402	News Release

Contact: Judith T. Murphy Investors/Analysts (612) 303-0783	Steve Dale Media (612) 303-0784
U.S. BANCORP ANNOUNCES 150 PERCENT INCREASE IN
QUARTERLY COMMON STOCK DIVIDEND AND AUTHORIZES NEW 50 MILLION SHARE REPURCHASE PROGRAM
Federal Reserve Did Not Object to Company’s Request to Increase Its Dividend and Undertake
Other Capital Distributions
MINNEAPOLIS (March 18, 2011) — The board of directors of U.S. Bancorp (NYSE: USB) has approved a 150 percent increase in the dividend rate on U.S. Bancorp common stock to $0.50 on an annualized basis, or $0.125 on a quarterly basis. The quarterly common stock dividend of $0.125 per common share is payable on April 15, 2011, to shareholders of record at the close of business on March 31, 2011.
Additionally, the board of directors of U.S. Bancorp today approved an authorization to repurchase up to 50 million shares of its outstanding common stock. This new authorization replaces the company’s current share repurchase program. U.S. Bancorp’s common stock shares may be repurchased through December 2011 in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes.
Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp, stated, “Raising the dividend has been a top priority for me, personally, our board of directors and senior management team for more than a year. Throughout that time, we have remained confident that our company’s strong capital position and ability to generate additional capital through earnings could support a higher dividend rate for our shareholders. We submitted our Comprehensive Capital Plan to the Federal Reserve early this year, and we have now received notification that the Federal Reserve does not object to our request to increase our dividend or undertake other capital distributions. Our shareholders deserve to be rewarded for the support, confidence and patience they have shown over the past few years, as our company, and our industry, have confronted and adapted to regulatory and legislative changes and an uncertain, but recovering, economy. Our first priority is the dividend, but a stock buyback program is also an important component of our Comprehensive Capital Plan, giving us added flexibility to efficiently return capital to our shareholders. Although the board has authorized a 50 million share repurchase program, we do not expect to begin buying back a meaningful number of shares before final Basel III capital guidelines are published later this year. Our ability to increase the dividend and announce this new repurchase authorization today reaffirms the company’s strong capital position. We will continue to reassess the dividend rate going forward as earnings grow, moving us closer to reaching our longer-term commitment of returning the majority of our earnings to shareholders.”
The board of directors has also declared a semi-annual dividend of $3,594.50 per share (equivalent to $35.945 per depositary share) on U.S. Bancorp’s Series A Non-Cumulative Perpetual Preferred Stock, payable April 15, 2011, to stockholders of record at the close of business on March 31, 2011.

In addition, the board of directors declared a regular quarterly dividend of $218.75 per share (equivalent to $0.21875 per depositary share) on U.S. Bancorp’s Series B Non-Cumulative Perpetual Preferred Stock, payable April 15, 2011, to stockholders of record at the close of business on March 31, 2011.
The board of directors also declared a regular quarterly dividend of $492.19 per share (equivalent to $0.49219 per depositary share) on U.S. Bancorp’s Series D Non-Cumulative Perpetual Preferred Stock, payable April 15, 2011, to stockholders of record at the close of business on March 31, 2011.
U.S. Bancorp, with $308 billion in assets as of Dec. 31, 2010, is the parent company of U.S. Bank, the fifth largest commercial bank in the United States. The company operates 3,069 banking offices in 25 states and 5,310 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.
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